Exhibit 10.32

ANADARKO RETIREMENT RESTORATION PLAN
(As Amended and Restated Effective as of December 31, 2019)

TABLE OF CONTENTS
Page
ARTICLE I PURPOSES OF THE PLAN    1
ARTICLE II DEFINITIONS    1
2.01    Definitions    1
ARTICLE III ADMINISTRATION    4
3.01    Administration by Committee    4
3.02    Administration of Plan    4
3.03    Action by Committee    4
3.04    Delegation    4
3.05    Reliance Upon Information    4
3.06    Indemnity of Plan Administration Employee    5
ARTICLE IV ELIGIBILITY    5
ARTICLE V AMOUNT OF BENEFIT    6
5.01    General Benefits    6
5.02    Supplemental Benefits    6
5.03    Other Supplemental Benefits    7
ARTICLE VI PAYMENT OF BENEFIT    7
6.01    Lump Sum Benefit    7
6.02    Payment Under Retirement Plan Before 2009    7
6.03    Specified Employees    8
ARTICLE VII PARTICIPANT’S RIGHTS AND NATURE OF PLAN    8
ARTICLE VIII AMENDMENT AND DISCONTINUANCE    8
ARTICLE IX CLAIMS PROCEDURE    9
9.01    Filing a Claim    9
9.02    Denial of Claim    10
9.03    Reasons for Denial    10
9.04    Review of Denial    10
9.05    Decision Upon Review    10
9.06    Other Procedures    11
9.07    Finality of Determinations; Exhaustion of Remedies    11
9.08    Effect of Committee Action    11
ARTICLE X MISCELLANEOUS    12
10.01    Construction    12
10.02    Powers of the Company    12
10.03    Beneficiary Designations    12
10.04    Limitation of Rights    13
10.05    Distribution due to Qualified Domestic Relations Order    13
10.06    Nonalienation of Benefits    14

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10.07    Facility of Payments    14
10.08    Withholding of Taxes    14
10.09    Adoption of Plan by Affiliated Entity    14
10.10    Waiver    14
10.11    Notice    14
10.12    Severability    15
10.13    Gender, Tense and Headings    15
10.14    Governing Law    15

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ANADARKO RETIREMENT RESTORATION PLAN
(As Amended and Restated Effective as of December 31, 2019)

ARTICLE I

PURPOSES OF THE PLAN

The purposes of the Plan are (i) to recognize the value to the Company of the past and present services of the Eligible Employees and (ii) to encourage their continued employment service by providing benefits for their future retirement security. The Plan was created because of certain Limitations which are imposed on the Retirement Plan by the Code.
The Plan was originally effective as of January 1, 1995, amended effective as of July 31, 2003, and amended and restated generally effective as of November 7, 2007, and again effective as of January 1, 2017 and as of August 8, 2019. The Plan as set forth herein constitutes an amendment and restatement of the Plan as in effect immediately prior to the Effective Date in order to modify certain provisions of the Plan related to Plan administration. This amendment and restatement of the Plan shall be effective as of the Effective Date.
With respect to Participants other than Limited 415 Participants, the Plan is intended as an unfunded plan to be maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” within the meaning of such phrase for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of the Act, and as such it is intended that the Plan be exempt from the participation and vesting, funding, and fiduciary responsibility requirements of Title I of the Act. The Plan is also intended to qualify for simplified reporting under U.S. Department of Labor Regulation Section 2530.104-23, which provides for an alternative method of compliance for plans described in such regulation. With respect to Limited 415 Participants, the portion of the Plan that provides benefits to such Limited 415 Participants solely due to limitations applicable to the Retirement Plan by reason of Code Section 415 is intended to be treated as a separate plan that is an “excess benefit plan” within the meaning of such phrase for purposes of Sections 3(36) and 4(b)(5) of the Act. Moreover, the Plan is intended to comply with the requirements of Code Section 409A for nonqualified deferred compensation plans to the extent applicable. The Plan is not intended to satisfy the tax qualification requirements of Code Section 401(a).
ARTICLE II

DEFINITIONS

2.01    Definitions. Where the following words and phrases appear in this Plan they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a)    Act. The Employee Retirement Income Security Act of 1974, as amended and the regulations and other authority issued thereunder by the appropriate governmental authority.

(b)    Actuarial Equivalent. The equivalence of a benefit, as determined by an actuary appointed by the Committee (“Actuary”), in terms of another benefit utilizing such assumptions as in the aggregate represent the Actuary’s best estimate of equivalent value for the purpose for which the determination is being made.
(c)    Affiliated Entity. An entity which is affiliated by common ownership or control with the Company.
(d)    Beneficiary. Means the beneficiary or beneficiaries designated by the Participant, in accordance with Section 10.03, to receive any amounts distributable under the Plan upon his death.
(e)    Code. The Internal Revenue Code of 1986, as amended and the regulations and other authority related thereto.
(f)    Committee. “Committee” means the committee appointed by the Board to administer the Plan; provided, however, that if the Board has not appointed a committee, then each reference herein to the “Committee” shall instead refer to the Board.
(g)    Company. Anadarko Petroleum Corporation or its successor in interest.
(h)    Directors. The Board of Directors of the Company.
(i)    Effective Date. December 31, 2019, as to this amendment and restatement of the Plan.
(j)    Eligible Employee. An Employee who participates in the Retirement Plan and whose benefits are reduced by Limitations or whose taxable compensation has been reduced as a result of an election by the Employee to defer compensation pursuant to a deferred compensation plan maintained by an Employer.
(k)    Employee. An Employee as defined in the Retirement Plan.
(l)    Employer. The Company or an Affiliated Entity which has been designated by the Company as a participating employer in the Plan and has adopted the Plan.
(m)    Employment. Means that the individual is in employment as an Employee. In this regard, neither the transfer of a Participant from employment by an Employer to employment by an Affiliated Entity nor the transfer of a Participant from employment by an Affiliated Entity to employment by an Employer shall be deemed to be a Separation from Service by the Participant.
(n)    Limitations. The aggregate of the limitations imposed under Code Sections 401(a)(17) and 415 plus any amounts deferred as the result of an election by an Employee to defer compensation pursuant to a deferred compensation plan maintained by an Employer. From and after the Effective Date, the term “Limitations” shall also include any amendment to the Retirement Plan that is adopted on or after the Effective Date and that is expressly identified in connection with its adoption as an amendment that is intended to reduce or limit accruals under the Retirement Plan with respect to an Employee who is a “highly compensated employee” (as defined in Code Section 414(q)) due to the application of the Nondiscrimination Rules. Notwithstanding the preceding provisions of this Section 2.01(n), with respect to a Limited 415 Participant, for all purposes of the Plan the term “Limitations” shall mean solely the limitation imposed by Code Section 415 on the amount of benefits which may be earned or paid under the Retirement Plan.
(o)    Limited 415 Participant. Any Employee whose benefit under the Retirement Plan is limited by the limitation imposed by Code Section 415 and who has not otherwise been designated as a Participant in the Plan by the Committee pursuant to the provisions of Article IV hereof.
(p)    Nondiscrimination Rules. The nondiscrimination rules set forth in Code Section 401(a)(4), Code Section 410(b) or other provisions of the Code that are applicable to the Retirement Plan and that are intended to prevent discrimination in favor of “highly compensated employees” (as defined in Code Section 414(q)).
(q)    Participant. Any Eligible Employee who has been designated by the Committee to participate in the Plan or any other individual who has an accrued benefit under the Plan which has not been fully distributed. The term “Participant” shall include a Limited 415 Participant except where expressly provided otherwise in the Plan.
(r)    Plan. The Anadarko Retirement Restoration Plan, as it may be amended from time to time.
(s)    Plan Year. The twelve consecutive month period commencing on January 1 of each year.
(t)    Retirement Plan. The Anadarko Retirement Plan, as amended from time to time; provided, however, that for plan years beginning after December 31, 2019, the “Retirement Plan” means the Anadarko Retirement Plan and the Occidental Oil and Gas Consolidated Retirement Plan (Part E only).
(u)    Section 16 Officer. An Eligible Employee who is subject to Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(v)    Separation from Service. The Participant’s separation from service with the Employer and all Affiliated Entities, within the meaning of Code Section 409A.

(w)    Specified Employee. Any Participant who is a “Specified Employee” (as defined in Code Section 409A) upon his Separation from Service, as determined by the Company or the Committee.
ARTICLE III

ADMINISTRATION

3.01    Administration by Committee. The Committee shall be the plan administrator with respect to the Plan, except that for all matters (including, without limitation, interpretation of the Plan) directly relating to participation, claims or benefits associated with individuals who are then Section 16 Officers, the Committee shall be the Executive Compensation Committee of the Board of Directors of Occidental Petroleum Corporation.

The members of the Committee shall not receive any special compensation for serving in their capacities as members, but shall be reimbursed by the Company for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Committee or any member thereof.
3.02    Administration of Plan. The Committee shall operate, administer, interpret, construe and construct the Plan, including correcting any defect, supplying any omission or reconciling any inconsistency. The Committee shall have all powers necessary or appropriate to implement and administer the terms and provisions of the Plan, including the power to make findings of fact. The determination of the Committee as to the proper interpretation, construction, or application of any term or provision of the Plan shall be final, binding, and conclusive with respect to all Participants and other interested persons.
3.03    Action by Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting at which a quorum is present shall decide any question brought before the meeting and shall be the act of the Committee. In addition, the Committee may take any other action otherwise proper under the Plan by an affirmative vote, taken without a meeting, of a majority of its members.
3.04    Delegation. The Committee may, in its discretion, delegate one or more of its duties to its designated agents or to an Employee, but it may not delegate its authority to make the determinations specified in Section 3.02.
3.05    Reliance Upon Information. No member of the Committee shall be liable for any decision, action, omission, or mistake in judgment, provided that he acted in good faith in connection with the administration of the Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee (or member thereof) in reasonable reliance upon any information supplied to it by the Directors, any Employee, the Employer’s legal counsel, the Employer’s independent accountants or the Actuary, shall be deemed to have been taken in good faith.
The Committee (or an individual member thereof) may consult with legal counsel, who may be counsel for the Employer or other counsel, with respect to its obligations or duties hereunder,

or with respect to any action, proceeding or question at law, and shall not be liable with respect to any action taken or omitted, in good faith, pursuant to the advice of such counsel.
3.06    Indemnity of Plan Administration Employee. To the full extent permitted by law, the Company shall defend, indemnify and hold harmless each past, present and future member of the Committee and each other Employee who acts in the capacity of an agent, delegate or representative of the Committee under the Plan (hereafter, all such indemnified persons shall be jointly and severally referred to as “Plan Administration Employee”) against, and each Plan Administration Employee shall be entitled without further act on his part to indemnity from the Company for, any and all losses, claims, damages, judgments, settlements, liabilities, expenses and costs (and all actions in respect thereof and any legal or other costs and expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the cost of investigating, preparing or defending any pending, threatened or anticipated action, claim, suit or other proceeding, whether or not in connection with litigation in which the Plan Administration Employee is a party (collectively, the “Losses”), as and when incurred, directly or indirectly, relating to, based upon, arising out of, or resulting from his being or having been a Plan Administration Employee; provided, however, that such indemnity shall not include any Losses incurred by such Plan Administration Employee with respect to any matters as to which he is finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence or intentional misconduct in the performance of his duties as a Plan Administration Employee. The foregoing right of indemnification shall be in addition to any liability or obligation that any Employer may otherwise have to the Plan Administration Employee, and shall be in addition to all other rights to which the Plan Administration Employee may be entitled as a matter of law, contract, or otherwise.
The Plan Administration Employee shall have the right to retain counsel of its own choice to represent him, provided that such counsel is acceptable to the Employer (which acceptance shall not be unreasonably withheld). The Company shall pay the fees and expenses of such counsel, and such counsel shall to the full extent consistent with its professional responsibilities cooperate with the Employer and its counsel. The rights of indemnification under this Section 3.06 shall inure to the benefit of the successors and assigns, and the heirs, executors, administrators and personal representatives of each Plan Administration Employee, shall be in addition to any liability or obligation that any Employer may otherwise have to the Plan Administration Employee and shall be in addition to all other rights to which the Plan Administration Employee may be entitled as a matter of law, contract, or otherwise.
ARTICLE IV

ELIGIBILITY
Each Employee who was a Participant in the Plan immediately prior to the Effective Date shall continue as a Participant in the Plan as of the Effective Date.
From and after the Effective Date, before the start of a Plan Year, or at any other time and from time to time, the Committee, in its sole discretion, shall designate the Participants and the effective date and other terms and conditions of participation; provided, however, an Employee may be a Participant only if the Committee determines that such individual is “a member of a select group of management or highly compensated employees” of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Act. Notwithstanding the foregoing, any Employee whose benefit under the Retirement Plan is limited by the limitation imposed by Code Section 415 and who is not otherwise designated by the Committee as a Participant pursuant to the preceding sentence shall automatically participate in the Plan as a Limited 415 Participant.
ARTICLE V

AMOUNT OF BENEFIT
5.01    General Benefits. The benefits payable under this Plan to a Participant (or Beneficiary thereof) shall be paid at the time and in the manner described in Article VI based upon an amount equal to the Actuarial Equivalent of the excess, if any of (a) over (b), where:
(a)     is the benefit that would have been payable to such Participant or Beneficiary under the Retirement Plan if the provisions of the Retirement Plan were administered without regard to the Limitations; and
(b)    is the benefit, if any, that is in fact payable to such Participant or Beneficiary under the Retirement Plan.
Benefits determined under this Section 5.01 shall be computed by the Actuary in accordance with the foregoing and with the objective that such recipient should receive under the Plan and the Retirement Plan that total aggregate amount which would have been payable to that recipient solely under the Retirement Plan but without regard to imposition of the Limitations. The benefits provided under this Plan shall be subject to the same vesting schedule that applies to the Participant under the Retirement Plan, and he shall thus vest hereunder on the same terms as provided in the Retirement Plan but subject to Schedule A.
5.02    Supplemental Benefits. In the case of a Participant (other than a Limited 415 Participant) who would have been entitled to supplemental benefits under the Retirement Plan but for the fact that his compensation for the calendar year ending December 31, 2002 exceeded the $200,000 limit under the terms of the Retirement Plan, such Participant shall be entitled to a supplemental benefit under this Plan as determined in accordance with the formula described in this Section 5.02.
If the Employment of a Participant is terminated and (1) such termination is designated by the Employer, in its sole discretion, as being part of a “reduction in force program,” (2) the Participant’s designated termination date occurs on or after July 31, 2003 and on or before December 31, 2003, and (3) as of the designated termination date, the Participant had attained the age of 45, completed 5 or more years of Vesting Service (as defined in the Retirement Plan) and the sum of the Participant’s age and Vesting Service equals or exceeds 60, such Participant will qualify for an early retirement benefit under the Retirement Plan commencing as of his Normal Retirement Date (as defined in the Retirement Plan) or as of the first day of the first month coinciding with or next following the date he attains the age of 55 or the first date of any subsequent month pursuant to the terms of the Retirement Plan, reduced as described under the Retirement Plan. Such Participant’s

Annuity Starting Date (as defined in the Retirement Plan) shall be as described under the Retirement Plan. A Participant who satisfied the conditions in clauses (1), (2), and (3) of the first sentence of this paragraph shall not be eligible for the supplemental benefit under the Retirement Plan if his compensation for the calendar year ending December 31, 2002 exceeded the $200,000 limit under the terms of the Retirement Plan, and thus such Participant shall receive the Actuarial Equivalent of such supplemental benefits under this Plan in the manner, and at the time, as prescribed in Article VI.
5.03    Other Supplemental Benefits. Upon Separation from Service, the Company shall pay or cause to be paid to such Participant (or his Beneficiary) other supplemental benefits as determined by the Directors and contained in any other Employer-provided plan or program or in the Participant’s employment contract or other agreement with the Employer; provided that such supplemental benefits for each Participant entitled to such other supplemental benefits are set forth on Schedule A attached and incorporated into this Plan for all purposes (which may be amended or supplemented from time to time), including the amount, type, and terms and conditions of such other supplemental benefits. Other supplemental benefits under this Section 5.03 shall be vested and nonforfeitable to the extent provided in the applicable Employer-paid plan or program, the Participant’s employment contract or other agreement with the Employer, or as set forth on Schedule A to the Plan. Notwithstanding the foregoing, this Section 5.03 shall not be construed to provide duplicate other supplemental benefits under the Plan, or under any such applicable Employer-provided plan or program, or the Participant’s employment contract or other agreement with the Employer, or as set forth on Schedule A to the Plan, to or on behalf of any Participant or Beneficiary.
ARTICLE VI

PAYMENT OF BENEFIT
6.01    Lump Sum Benefit. Subject to Sections 6.02 and 6.03, the form of the benefits payable under Article V shall be a cash lump sum payment that is made within ninety (90) days after the date of the Participant’s Separation from Service.
6.02    Payment Under Retirement Plan Before 2009. If a Participant (a) incurs a Separation from Service after December 31, 2004 and (b) receives or commences receipt of any pension benefits payment under the Retirement Plan at any time before January 1, 2009, such Participant (or his Beneficiary) shall receive his benefits under this Plan in a cash lump sum payment that is made within ninety (90) days from the date that benefits are paid, or commence to be paid, under the terms of the Retirement Plan. If a Participant (a) incurs a Separation from Service after December 31, 2004 and (b) does not receive or commence receipt of any pension benefits payment under the Retirement Plan at any time before January 1, 2009, such Participant (or his Beneficiary) shall receive his benefits under this Plan in a cash lump sum payment that is made within ninety (90) days after December 31, 2008. If a Participant incurs a Separation from Service before January 1, 2005, such Participant (or his Beneficiary) shall receive his benefits under this Plan in a cash lump sum payment within ninety (90) days from the date that benefits are paid, or commence to be paid, under the terms of the Retirement Plan, regardless of whether or not such benefits are paid, or commence to be paid, under the Retirement Plan before January 1, 2009.

6.03    Specified Employees. Notwithstanding anything in this Plan to the contrary, if the payment of any benefit under this Article VI would be subject to taxation under Code Section 409A because the timing of such payment is not delayed to the extent required under Code Section 409A for a Specified Employee upon his Separation from Service, then if the Participant is a Specified Employee, any such payment that the Participant would otherwise be entitled to receive during the first six (6) months following his Separation from Service shall be accumulated and paid, within ninety (90) days after the date that is six months following the date of his Separation from Service, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes and interest such as, for example, due to the death of Participant.
ARTICLE VII

PARTICIPANT’S RIGHTS AND NATURE OF PLAN
Benefits payable under the Plan shall be a general, unsecured obligation of the Company to be paid by the Company from its own general assets, and such payments shall not (a) impose any obligation upon the Retirement Plan; (b) be paid by the Retirement Plan; or (c) have any effect whatsoever upon the Retirement Plan or the payment of benefits under the Retirement Plan. No Participant or his Beneficiary shall have any title to or beneficial ownership in any assets which the Company may earmark to pay benefits hereunder.
No amounts in respect of such benefits are required to be set aside or held in trust, and no recipient of any benefits shall have any right to have the benefit paid out of any particular assets of the Company; provided, however, nothing herein shall be construed to prevent a transfer of funds to a grantor trust (pursuant to applicable Code provisions) for the purpose of paying any benefits under this Plan. Any grantor trust established by the Company for benefits under this Plan shall be subject to the claims of the Company’s general and unsecured creditors in the event that the Company becomes insolvent. The Company intends that any such grantor trust shall constitute an unfunded arrangement and thus not affect, in any way, the status of this Plan as an unfunded plan that is maintained to provide deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Act.
ARTICLE VIII

AMENDMENT AND DISCONTINUANCE
The Directors may, in their absolute discretion, from time to time, amend, suspend or terminate in whole or in part, and if terminated, reinstate any or all of the provisions of this Plan, except that no amendment, suspension or termination may apply so as to reduce the payment to any Participant (or Beneficiary) of any benefit under this Plan that was earned and accrued prior to the effective date of such amendment, suspension or termination, unless the particular Participant (or Beneficiary) consents to such reduction in writing.
Notwithstanding the immediately preceding paragraph, the Plan may be amended by the Directors at any time if required to ensure that the Plan satisfies the requirements of the Code for nonqualified deferred compensation plans including Code Section 409A and (a) with respect to Limited 415 Participants, is characterized as an “excess benefit plan” as described in Sections 3(36) and 4(b)(5) of the Act and (b) with respect to Participants other than Limited 415 Participants, is characterized as a “top-hat plan” of deferred compensation maintained for a select group of management or highly compensated employees as described in Sections 201(2), 301(a)(3), and 401(a)(1) of the Act. No such amendment for this exclusive purpose shall be considered prejudicial to the interest of a Participant or a Beneficiary hereunder.
The Directors may delegate to an officer of the Company or Occidental Petroleum Corporation, the authority to execute an amendment to the Plan that has been approved by the Directors.
Upon termination of the Plan, distribution of benefits shall be made to Participants and Beneficiaries, as applicable, in the manner and at the time described in the Plan, unless one of the following termination events occurs, in which case, all such amounts shall be distributed in a lump sum upon termination, or upon the earliest date allowable under Code Section 409A: (1) the Company’s termination and liquidation of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court; (2) the Company’s termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or twelve (12) months following a change in control event (within the meaning of Code Section 409A), provided that all agreements, methods, programs, and other arrangements sponsored by the Company that are aggregated under Code Section 409A are terminated and liquidated with respect to each Participant or Beneficiary who experiences the change in control event; or (3) the Company’s termination and liquidation of the Plan, provided that (a) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (b) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated under Code Section 409A if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements sponsored by the Company that are terminated and liquidated, (c) no payments in liquidation of the Plan are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would have been payable absent the termination and liquidation, (d) all payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan and (e) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Code Section 409A if the same Participant participated in both plans, at any time within three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

ARTICLE IX

CLAIMS PROCEDURE
9.01    Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan (hereafter, referred to as a “Claimant”). Any claim must be in writing and submitted to the Committee at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to the Claimant.
9.02    Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the Claimant within 90 days of the date on which the claim is received by the Committee. If special circumstances (such as for a hearing) require a longer period, the Claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.
9.03    Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Committee and will clearly set forth:
(a)    the specific reason or reasons for the denial;
(b)    specific reference to pertinent Plan provisions on which the denial is based;
(c)    a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)    an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under Section 502(a) of the Act following an adverse benefit determination on review.
9.04    Review of Denial. Upon denial of a claim, in whole or in part, the Claimant or his duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the Claimant of written notice of the denial of the claim. A Claimant or the Claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
If the Claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the Claimant precluded from reasserting it. If the Claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.
9.05    Decision Upon Review. The Committee will provide a prompt written decision on review to the Claimant. If the claim is denied on review, the decision shall set forth:

(a)    the specific reason or reasons for the adverse determination;
(b)    specific reference to pertinent Plan provisions on which the adverse determination is based;
(c)    a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and
(d)    a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures, as well as a statement of the Claimant’s right to bring an action under Section 502(a) of the Act.
A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the Claimant before the end of the initial 60-day period.
To the extent of its responsibility to review the denial of benefit claims, the Committee will have full authority to interpret and apply in its discretion the provisions of the Plan. The decision of the Committee will be final and binding upon any and all Claimants, including, but not limited to, the Participant and any other individual making a claim through him.
9.06    Other Procedures. Notwithstanding the foregoing, the Committee may, in its discretion, adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a Claimant a full and fair review of his claim and shall comply with applicable regulations under the Act.
9.07    Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Article IX shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted his remedies under this Section. In any such legal action, the Claimant may only present evidence and theories which the Claimant presented during the claims procedure. Any claims which the Claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a Claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the Claimant presented during the claims procedure. Any suit or legal action initiated by a Claimant under the Plan must be brought by the Claimant no later than one year following a final decision on the claim for benefits by the Committee. The one-year limitation on suits for benefits will apply in any forum where a Claimant initiates such suit or legal action.
9.08    Effect of Committee Action. The Plan shall be interpreted by the Committee in accordance with the terms of the Plan and their intended meanings. However, the Committee shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment. The validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The Committee may amend the Plan retroactively to cure any such ambiguity. This Section 9.08 may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee. All actions taken and all determinations made in good faith by the Committee shall be final and binding upon all persons claiming any interest in or under the Plan.
ARTICLE X

MISCELLANEOUS
10.01    Construction. The Plan is (a) an unfunded plan which is not intended to meet the qualification requirements of Code Section 401(a), and (b) designed to provide benefits to Participants after the Limitations are exceeded. All terms and provisions of the Plan shall be construed and constructed in accordance with such intent.
10.02    Powers of the Company. The existence of outstanding and unpaid benefits under the Plan shall not affect in any way the right or power of the Employer to make or authorize any adjustments, recapitalization, reorganization or other changes in the Employer’s capital structure or in its business, or any merger or consolidation of the Employer, or any issue of bonds, debentures, common or preferred stock, or the dissolution or liquidation of the Employer, or any sale or transfer of all or any part of their assets or business, or any other act or corporate proceeding, whether of a similar character or otherwise.
10.03    Beneficiary Designations. The Beneficiary designation for a Participant shall be the same as his Beneficiary designation under the Retirement Plan. If no valid Beneficiary designation exists at the time of the Participant’s death under the Retirement Plan, then the designation of a Beneficiary will follow the default provisions of the Retirement Plan if the Participant is a participant in the Retirement Plan at the time of his death.
In the event an Eligible Employee, upon becoming a Participant, is not a participant in the Retirement Plan, he may file with the Committee (or its delegate) a designation of one or more Beneficiaries to whom benefits otherwise payable to the Participant shall be made prior to the complete distribution of his benefits under the Plan. Such a Beneficiary designation shall be on the form prescribed by the Committee and shall be effective when received and accepted by the Committee. A Participant who is not a participant in the Retirement Plan may, from time to time, revoke or change his Beneficiary designation by filing a new designation form with the Committee. The last valid designation received by the Committee shall be controlling; provided, however, that no Beneficiary designation, or change or revocation thereof, shall be effective unless received prior to the Participant’s death, and shall not be effective as of a date prior to its receipt or if the Participant is a participant in the Retirement Plan at the time of his death.
If no valid Beneficiary designation exists at the time of the Participant’s death under the foregoing provisions of this Section 10.03 or if no designated Beneficiary under this Plan survives the Participant, or if such designation conflicts with applicable law, benefits shall be paid to the Participant’s surviving lawful spouse, if any. If there is no surviving spouse, then payment of benefits shall be made to the executor or administrator of the Participant’s estate, or if there is no administration on Participant’s estate, in accordance with the laws of descent and distribution. If the Committee is in doubt as to the right of any person to receive such amount, it may direct that the amount be paid into any court of competent jurisdiction in an interpleader action, and such payment shall be a full and complete discharge of any liability or obligation under the Plan to the full extent of such payment.
10.04    Limitation of Rights. Nothing in this Plan shall be construed to:
(a)    Except with respect to Limited 415 Participants, give any individual who is an Employee any right to be a Participant unless and until such person has been designated as such by the Committee;
(b)    Give any Participant any rights, other than as an unsecured general creditor of the Employer, with respect to any benefits accrued under the Plan until such amounts are actually distributed to him;
(c)    Limit in any way the right of the Employer to terminate a Participant’s Employment with the Employer;
(d)    Give a Participant or any other person any interest in any fund or in any specific asset of the Employer;
(e)    Give a Participant or any other person any interests or rights other than those of an unsecured general creditor of the Employer;
(f)    Be evidence of any agreement or understanding, express or implied, that the Employer will employ a Participant in any particular position, at any particular rate of remuneration, or for any particular time period; or
(g)    Create a fiduciary relationship between the Participant and the Directors, Employer and/or Committee.
10.05    Distribution due to Qualified Domestic Relations Order. A distribution may be allowed for a “qualified domestic relations order” (“QDRO”) as described in Code Section 414(p). The Committee shall establish procedures to determine whether any domestic relations order submitted to the Committee is a QDRO and to administer distributions under any valid QDROs. If the Committee, in its discretion, determines a domestic relations order to be a QDRO, the Committee shall direct payment hereunder as it deems necessary to comply with such QDRO.
10.06    Nonalienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void and without effect. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. The previous two sentences shall not preclude (a) the Participant from designating a Beneficiary to receive any benefit payable hereunder upon his death or (b) the executors, administrators, or other legal representatives of the Participant or his estate from assigning any rights hereunder to the person or persons entitled thereto.
10.07    Facility of Payments. If the Committee determines that any person entitled to payment under the Plan is physically or mentally incompetent to receive such payment, the Committee shall direct the payment to the legal guardian or other personal representative of such person for the use and benefit of such person. If the Committee for any reason is unable to determine with reasonable certainty the proper person to pay pursuant to the immediately preceding sentence, the Committee may direct that any amounts due hereunder be paid into a court of competent jurisdiction in an interpleader proceeding for purposes of being directed by such court as to the proper disposition of such amounts. Any such payment shall be a full and complete discharge of any liability or obligation under the Plan.
10.08    Withholding of Taxes. Participant hereby acknowledges and agrees that, as a result of any (a) deferral under this Plan or (b) payment received under this Plan, the Participant is solely responsible for any and all (i) federal, state and local income taxes and (ii) FICA and Medicare taxes ordinarily paid by Participant as an Employee. The Employer is hereby authorized to withhold from any amount payable hereunder any applicable withholding taxes and to take such other action as may be necessary or desirable, in the opinion of the Employer, to satisfy all obligations for the withholding and payment of such taxes.
10.09    Adoption of Plan by Affiliated Entity. Any Affiliated Entity may adopt the Plan with the consent of the Directors or the Committee, effective as of the date specified therein. Any Employer, other than the Company, which has adopted the Plan shall not be responsible for the administration of the Plan.
10.10    Waiver. No term or condition of this Plan shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Plan, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
10.11    Notice. Any notice required or permitted to be given under this Plan shall be sufficient if in writing and delivered via telecopier, messenger, or courier with appropriate proof of receipt, or sent by U.S. registered or certified or registered mail, return receipt requested, to the appropriate person or entity at the address last furnished by such person or entity. Such notice shall be deemed given as of the date of delivery to the recipient or, if delivery is made by U.S. mail, as of the date shown on the receipt for registration or certification.
10.12    Severability. In the event that any provision of the Plan is declared invalid in a final decree or order issued by a court of competent jurisdiction, such declaration shall not affect the validity of the other provisions of the Plan which shall remain in full force and effect.
10.13    Gender, Tense and Headings. Whenever the context requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. The words “hereof,” “hereunder,” “herein,” and similar compounds of the word “here” shall refer to the entire Plan and not to any particular term or provision of the Plan. Headings of Articles and Sections, as used herein, are inserted solely for convenience and reference and shall not affect the meaning, interpretation or scope of the Plan.
10.14    Governing Law. The Plan shall be subject to and governed by the laws of the State of Texas (other than its laws relating to choice of laws), except to the extent preempted by the Act, the Code or other controlling federal law.
[Signature page follows.]

IN WITNESS WHEREOF, Anadarko Petroleum Corporation has caused this amended and restated Plan to be adopted and executed by its duly authorized officer effective as of the Effective Date.
ANADARKO PETROLEUM CORPORATION
By:    /s/ Darin S. Moss
Name: /s/ Darin S. Moss
Title:    Vice President

Anadarko Retirement Restoration Plan
Schedule A
This Schedule A forms a part of the Anadarko Retirement Restoration Plan, as amended from time to time (the “Plan”). The provisions of this Schedule A shall apply only to those Participants who are named herewith.
Supplemental Benefits for Robert A. Walker, Jr.
Plan Supplemental Benefit
If Mr. Walker remains employed by the Company at least until February 20, 2012 (attainment of age 55), then the benefit payable, as described in Section 5.01 of the Plan, shall be determined such that his aggregate benefits under the Retirement Plan and the Plan, and any successors thereto (collectively, the “Pension Plans”), are equal to the aggregate benefits to which he would have been entitled under the Pension Plans, if his years of Credited Service (as such term is defined in the Retirement Plan) with the Company (but not his age) were increased by eight (“Retiree Supplemental Benefit”). The Retiree Supplemental Benefit payable under this paragraph shall be paid at the same time or times as Mr. Walker’s benefit under the Plan.
Retiree Medical and Dental Supplemental Benefit
If Mr. Walker remains employed by the Company at least until February 20, 2012 (attainment of age 55), then Mr. Walker’s benefits under the Company’s retiree medical and dental plans shall be determined as if his years of service with the Company were increased by eight (“Medical Supplemental Benefit”). Upon his Separation from Service, he will be entitled to receive a lump sum payment under the Plan with the present value being computed by discounting to Mr. Walker’s date of termination, the projected Company paid retiree medical and dental premiums from his date of termination through February 20, 2022 (attainment of age 65) (i.e., the value of the Company subsidized portion of retiree medical and dental benefits) using a discount rate that is equivalent to the interest rate used to determine lump sum distributions under the Plan. For purposes of the aforementioned present value calculation, such calculation shall be performed by an accredited and certified actuarial firm, as designated by the Company. The Medical Supplemental Benefit payable under this paragraph shall be paid at the same time or times as Mr. Walker’s benefit under the Plan.
If, at the time of Mr. Walker’s termination of employment, the Company no longer provides subsidized pre-65 retiree medical and dental benefits, then the aforementioned lump sum payment will not be made. If, at the time of Mr. Walker’s termination of employment, Mr. Walker is otherwise eligible for subsidized retiree medical and dental benefits, then the aforementioned lump sum payment will not be made.

Schedule A-1